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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    Commission File Number     001-16563
                                                          ----------------------

                       American Eagle Tankers Inc. Limited
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


  15 Exchange Place, Suite 110, Jersey City, New Jersey 07302; (201) 985-0060
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Common shares, par value $1.00 each
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                 not applicable
--------------------------------------------------------------------------------
             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [_]          Rule 12h-3(b)(1)(i)        [_]
      Rule 12-g4(a)(1)(ii)      [_]          Rule 12h-3(b)(1)(ii)       [_]
      Rule 12g-4(a)(2)(i)       [X]          Rule 12h-3(b)(2)(i)        [_]
      Rule 12g-4(a)(2)(ii)      [_]          Rule 12h-3(b)(2)(ii)       [_]
                                             Rule 15d-6                 [_]

Approximate number of holders of record as of the certification or notice date: less than three hundred persons resident in the United States
-------------------------------------------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, American Eagle Tankers Inc. Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    February  28 , 2002                By:      /s/  Joseph S. Kwok
     -------------------------------           ---------------------------------
                                                 Name:  Joseph S. Kwok
                                                 Title: CEO & President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (3-99)     Potential persons who are to respond to the collection of
                    information contained in this form are not required to respond unless the form displays a currently valid OMB control number.